Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Willis Group Holdings Public Limited Company and subsidiaries (which expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the restatement of condensed consolidating financial information as discussed in Notes 30 to 32) and the effectiveness of Willis Group Holdings Public Limited Company and subsidiaries’ internal control over financial reporting dated February 27, 2014, appearing in the Annual Report on Form 10-K of Willis Group Holdings Public Limited Company and subsidiaries for the year ended December 31, 2013.

 /s/ Deloitte LLP

London, United Kingdom

July 29, 2014